UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2009

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Federal                                                       0-25165                                                                14-1809721
(State or Other Jurisdiction                                                     (Commission File No.)                                                                (I.R.S. Employer
of Incorporation)                                                                                                                                                                       Identification No.)

302 Main Street, Catskill NY                                                                                                              12414
(Address of Principal Executive Offices)                                                                                                (Zip Code)

Registrant’s telephone number, including area code:    (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02          Results of Operations and Financial Condition.

On April 30, 2009, Greene County Bancorp, Inc. issued a press release disclosing financial results at and for fiscal quarters and nine-month periods ended March 31, 2009 and 2008.  A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01           Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description
99.1                                                                         Press release dated April 30, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE:  May 4, 2009                                                                                By: /s/ Donald E. Gibson
Donald E. Gibson
President and Chief Executive Officer

Greene County Bancorp, Inc.
Announces Earnings

Catskill, N.Y. -- (BUSINESS WIRE) – April 30, 2009-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the nine months and quarter ended March 31, 2009.  Net income for the nine months ended March 31, 2009 amounted to $3.0 million or $0.73 per basic and diluted share as compared to $1.9 million or $0.45 per basic and diluted share for the nine months ended March 31, 2008, an increase of $1.1 million, or 57.9%. Net income for the quarter ended March 31, 2009 amounted to $1.2 million or $0.28 per basic and diluted share as compared to $684,000 or $0.17 per basic and $0.16 per diluted share for the quarter ended March 31, 2008, an increase of $472,000, or 69.0%.

Donald E. Gibson, President and CEO stated, “We are pleased to report strong earnings for the quarter especially when one considers the many financial challenges confronting our national, state and local economies.”

The most significant factor contributing to the improved earnings was higher net interest income, which increased to $11.6 million for the nine months ended March 31, 2009 as compared to $8.7 million for the nine months ended March 31, 2008, an increase of $2.9 million or 33.3%.  Net interest income increased to $3.9 million for the quarter ended March 31, 2009 as compared to $3.2 million for the quarter ended March 31, 2008, an increase of $764,000 million or 23.9%.  Net interest rate spread increased 48 basis points to 3.56% for the nine months ended March 31, 2009 as compared to 3.08% for the nine ended March 31, 2008.  Net interest rate spread increased 16 basis points to 3.47% for the quarter ended March 31, 2009 as compared to 3.31% for the quarter ended March 31, 2008.  Net interest margin increased 26 basis points to 3.84% for the nine months ended March 31, 2009 as compared to 3.58% for the nine months ended March 31, 2008.  Net interest margin decreased one basis point to 3.73% for the quarter ended March 31, 2009 as compared to 3.74% for the quarter ended March 31, 2008.

Due to the worsening economic climate, management continues to closely monitor asset quality and adjust the level of the allowance for loan losses when necessary.  The provision for loan losses amounted to $1.8 million and $449,000 for the nine months ended March 31, 2009 and 2008, respectively, an increase of $1.3 million or 289.5%.  The provision for loan losses amounted to $1.2 million and $171,000 for the quarters ended March 31, 2009 and 2008, respectively, an increase of $1.0 million.  Contributing to the increased provision was continued growth in the loan portfolio, and an increase in the amount of loan charge-offs.  Net charge-offs amounted to $372,000 and $132,000 for the nine months ended March 31, 2009 and 2008, respectively, an increase of $240,000.  The increase in the level of charge-offs reflected the decline in the overall economy.    As a result, the level of allowance for loan losses to total loans receivable has been increased to 1.23% as of March 31, 2009 as compared to 0.78% as of March 31, 2008.

Noninterest income increased to approximately $4.9 million for the nine months ended March 31, 2009 compared to $3.4 million for the nine months ended March 31, 2008, an increase of $1.5 million.   Noninterest income increased to $2.7 million for the quarter ended March 31, 2009 compared to $1.1 million for the quarter ended March 31, 2008, an increase of $1.6 million.   Noninterest income for the nine months and quarter ended March 31, 2009 reflected a one time cash payment of approximately $1.7 million ($1.0 million net of tax) received from TransFirst LLC.  This payment was the result of The Bank of Greene County transferring its merchant bank card processing business to TransFirst LLC.   Also reflected in noninterest income for the nine months ended March 31, 2009 was an impairment charge of $220,000 ($135,000 net of tax) related to the other-than-temporary impairment of a Lehman Brothers Holdings, Inc. debt security held by the Company.

Noninterest expense increased $1.0 million or 11.1% to $10.0 million for the nine months ended March 31, 2009 as compared to $9.0 million for the nine months ended March 31, 2008.  Noninterest expense increased $305,000 or 9.5% to $3.5 million for the quarter ended March 31, 2009 as compared to $3.2 million for the quarter ended March 31, 2008.  The Company allocated $351,000 toward the expected future termination of its currently frozen defined benefit plan during the nine months ended March 31, 2009.  Most recently, the Company has decided not to terminate the current defined benefit plan, but instead will modify the plan, moving it out of the existing multi-employer plan.  The Company has recognized approximately $58,000 in professional expenses during the quarter and fiscal year to date ended March 31, 2009 related to this modification.  It is expected that this modification will be completed within the fourth quarter of fiscal 2009.  Additional expenses such as compensation and depreciation due to the new Chatham branch which opened in January 2008, and the new Ravena branch which opened in January 2009, also contributed to the higher noninterest expense.

Total assets grew $79.0 million or 20.8% to $458.6 million at March 31, 2009 as compared to $379.6 million at June 30, 2008.  Securities classified as available for sale and classified as held to maturity increased $39.3 million in the aggregate to $151.4 million at March 31, 2009 as compared to $112.1 million at June 30, 2008.  Loans increased $27.3 million or 11.4% to $267.4 million at March 31, 2009 as compared to $240.1 million at June 30, 2008.  Funding the growth in assets was deposit growth of $76.7 million, or 23.9%, to $398.1 million at March 31, 2009 as compared to $321.4 million at June 30, 2008.  The Company continues to develop new relationships with local municipalities including school districts to use the services of Greene County Commercial Bank.  The level of deposits held by such public entities can be cyclical and fluctuate significantly from quarter to quarter and are significantly dependent on and affected by tax collection periods or special projects such as new buildings or renovations.  These types of local municipal entities are also required to have certain forms of collateral pledged for amounts deposited over the FDIC insurance limits.

The Company’s capital ratios remain strong with total shareholders’ equity of $39.1 million at March 31, 2009, or 8.5% of total assets.  The capital ratios of the bank significantly exceeded the “well capitalized” regulatory standard with a Tier 1 capital ratio of 7.69% and total risk-based capital ratio of 16.04%.  Given the Company’s strong financial and liquidity positions, management determined that participation in the Troubled Asset Relief Program (TARP) Capital Purchase Program (CPP) was not warranted.  Consequently, the Company elected to withdraw its application for participation in this program.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its eleven branch offices located in Greene, Columbia and Albany Counties.  On January 12, 2009, the Company opened its newest branch, located on Route 9W in Ravena in southern Albany County.

Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	At or for the Nine		At or for the Three
	Months Ended March 31,		Months Ended March 31,
	2009	2008	2009	2008
Dollars In thousands, except share and per share data
Interest income	$16,824	$14,399	$5,686	$5,018
Interest expense	5,184	5,657	1,742	1,838
Net interest income	11,640	8,742	3,944	3,180
Provision for loan losses	1,764	449	1,151	171
Noninterest income	4,935	3,403	2,706	1,147
Noninterest expense	10,000	9,036	3,487	3,182
Income before taxes	4,811	2,660	2,012	974
Tax provision	1,814	781	856	290
Net Income	$2,997	$1,879	$1,156	$684

Basic EPS	$0.73	$0.45	$0.28	$0.17
Weighted average shares outstanding	4,100,072	4,131,089	4,104,119	4,118,958

Diluted EPS	$0.73	$0.45	$0.28	$0.16
Weighted average diluted shares outstanding	4,119,973	4,171,626	4,121,186	4,149,745

Dividends declared per share [1]	$0.51	$0.54	$0.17	$0.15

Selected Financial Ratios
Return on average assets	0.94%	0.72%	1.04%	0.75%
Return on average equity	10.69%	6.93%	11.98%	7.46%
Net interest rate spread	3.56%	3.08%	3.47%	3.31%
Net interest margin	3.84%	3.58%	3.73%	3.74%
Non-performing assets to total assets	0.40%	0.40%
Non-performing loans to total loans	0.65%	0.67%
Allowance for loan losses to non-performing loans	189.38%	117.84%
Allowance for loan losses to total loans	1.23%	0.78%
Shareholders’ equity to total assets	8.52%	9.70%
Dividend payout ratio[1]	69.86%	120.00%
Book value per share	$9.52	$8.98

1 Greene County Bancorp, MHC, the owner of 53.5% of the shares issued by the Company, waived its right to receive the dividends. No adjustment has been made to account for this waiver.  It should be noted effective December 1, 2007, the Company changed to a quarterly rather than semi-annual dividend.

	As of March 31, 2009	As of June 30, 2008
Dollars In thousands, except share data
Assets
Total cash and cash equivalents	$21,440	$8,662
Long term certificate of deposit	1,000	1,000
Securities- available for sale, at fair value	101,822	96,692
Securities- held to maturity, at amortized cost	49,605	15,457
Federal Home Loan Bank stock, at cost	1,341	1,386

Gross loans receivable	267,388	240,146
Less: Allowance for loan losses	(3,280)	(1,888)
Unearned origination fees and costs, net	330	182
Net loans receivable	264,438	238,440

Premises and equipment	15,604	15,108
Accrued interest receivable	2,610	2,139
Prepaid expenses and other assets	627	724
Foreclosed real estate	100	---
Total Assets	$458,587	$379,608

Liabilities and shareholders’ equity
Noninterest bearing deposits	$36,704	$41,798
Interest bearing deposits	361,426	279,633
Total deposits	398,130	321,431

Borrowings from FHLB, short term	---	1,000
Borrowings from FHLB, long term	19,000	19,000
Accrued expenses and other liabilities	2,363	1,910
Total liabilities	419,493	343,341
Total shareholders’ equity	39,094	36,267
Total liabilities and shareholders’ equity	$458,587	$379,608
Common shares outstanding	4,105,312	4,095,528
Treasury shares	200,358	210,142

Contact:  Donald Gibson, President and CEO or Michelle Plummer, Executive Vice President, CFO & COO
Phone:     518-943-2600